SEALE and BEERS, CPAs

PCAOB & CPAB REGISTERED AUDITORS

www.sealebeers.com

AGREEMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have reviewed the Form 8-K/A Amendment #2 for Midex Gold Corp. dated April 2, 2010, and are in agreement with management’s determination that certain legal and stock transfer fees, as well as a portion of the increase in the shareholders loan, were not properly stated, and the previously issued financial statements included in the Company’s Form 10-Q for the period ended September 30, 2009, filed on or about November 24, 2009, should not be relied upon.

 /s/ Seale and Beers, CPAs

Seale and Beers, CPAs

Las Vegas, Nevada

May 5, 2010

Seale and Beers, CPAs                      PCAOB & CPAB Registered Auditors

50 S. Jones Blvd, Ste 202, Las Vegas, NV  89107 (888)727-8251 Fax: (888)782-2351